EXHIBIT 5.3

CONSENT OF RED PENNANT COMMUNICATIONS CORP.

We hereby consent to the use of our name contained in the technical report entitled Mineral Resource Estimate Update for the Avino Property, Durango, Mexico, 43-101 Technical Report, dated February 16, 2023 in the Company's Registration Statements on Form F-10 (SEC File No.: 333-270315).

RED PENNANT COMMUNICATIONS CORP.

Dated: April 17, 2023	By:	/s/ Michael F. O’Brien
Michael F. O’Brien, P. Geo., M.Sc. Pr.Sci.Nat.,
FAusIMM, FSAIMM